Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX REPORTS RECORD NET SALES FOR

FISCAL 2010 FIRST QUARTER

First quarter net sales of $229.5 million, highest in Company history;

Strong earnings per share of $0.63

Anaheim, CA, February 4, 2010 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for the fiscal 2010 first quarter ended December 31, 2009. Net sales in the first quarter of fiscal 2010 were $229.5 million, a record quarterly amount for the Company and a 6.0 percent increase from net sales of $216.6 million in the same period of the prior year. The increase in net sales was primarily due to significantly higher sales to two major customers (consistent with recent trends) partially offset by substantially lower sales to one customer. Net sales in the first quarter of fiscal 2010 grew approximately 15 percent sequentially from $199.2 million in the fourth quarter of fiscal 2009 due primarily to higher sales of flex assemblies for smartphones and other consumer electronic devices that are experiencing strong marketplace demand.

Net income for the first quarter of fiscal 2010 was $16.3 million, or $0.63 per diluted share, compared to net income of $14.1 million, or $0.56 per diluted share, for the same period in fiscal 2009.

“In what is historically our strongest quarter of the year, we executed very well and delivered on record demand during the December quarter for our flex assemblies for smartphones and other consumer electronic devices, driving net sales to the highest quarterly level in the history of the Company,” said Reza Meshgin, Chief Executive Officer of MFLEX. “Our success in the first quarter was due in part to our ability to efficiently meet our OEM customers’ high-volume production requirements for complex flex assemblies, which we believe helps give us a competitive advantage and expand our business. Gross margin of 15.9 percent was at the high end of our expected range and our ongoing focus on improving yields and labor productivity continued to mitigate the pressure on our gross margin from a higher material content in the product mix during

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the quarter. This operational excellence coupled with effective cost management helped generate net income of $16.3 million, or $0.63 per diluted share.”

Financial Highlights

Gross margin during the first quarter of fiscal 2010 was 15.9 percent, compared to 15.3 percent for the same period in the prior year. The year-over-year increase in gross margin is primarily due to improved yields and labor productivity partially offset by the higher material content of programs during the quarter. Sequentially, gross margin increased from 14.1 percent in the fourth quarter of fiscal 2009 due primarily to the leveraging of manufacturing costs over higher sales volumes and a favorable product mix.

The Company remains committed to maintaining a strong balance sheet and liquidity position. At December 31, 2009, cash and cash equivalents grew to $141.0 million, or $5.47 per diluted share.

Outlook

The Company has fine-tuned its outlook for the second quarter of fiscal 2010. Based on its most recent forecast, the Company now expects net sales to be closer to the bottom of the $160 to $180 million range provided last month. In addition, based on this expected sales volume and product mix, second quarter gross margin is projected to be approximately 13 percent.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “With the benefit of an additional four weeks since providing guidance in early January, we now have greater visibility on our second quarter outlook and we have fine-tuned our projections for net sales and gross margin. Our second quarter guidance reflects the normal seasonality after the holidays, the Chinese New Year in February, as well as some programs approaching the end of their life cycle. However, we believe our market share is unchanged with our major customers and fully expect to participate on follow-on programs that are projected to be launched during 2010.

“We continue to expect year-over-year net sales growth in the second half of fiscal 2010 and we are very optimistic about our longer-term opportunities to profitably grow our business. We are continuing to work aggressively to demonstrate the broad applications for our products and services. Given our positive outlook for growth, construction of our new state-of-the art manufacturing facility, MFC3, is progressing on schedule. In addition to expanded manufacturing capacity, we

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believe MFC3 will provide the advanced technological capabilities necessary to accommodate a larger customer base in the future,” said Mr. Meshgin.

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the first quarter of fiscal 2010. The dial-in number for the call in North America is 1-877-941-8632 and 1-480-629-9821 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 7:30 p.m. Eastern time (4:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4204780.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; cash balances, cash flow and uses of cash; tax rates; operating expenses; capital expenditures; inventory levels; profitability; gross margins, including factors that could affect gross margins; yields; labor productivity and operating efficiencies; growth and diversification of the Company’s customer base; the Company’s relationship and opportunities with, and expected demand, orders from and trends with, its customers (including the effect of seasonality and product life cycles on demand); demand for smartphones and other consumer electronic devices; the Company’s competitive advantages and market opportunities; expected benefits from the acquisition of Pelikon and the MorphPadTM

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display; the utilization of flex and flex assemblies; current and upcoming programs, product mix and the material content and ramping thereof; the Company’s manufacturing capabilities, capacity and ability to ramp/expand production of flex and flex assemblies and capacity; and plans regarding expansion of the Company’s manufacturing facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices, the Company’s success with new and current customers and those customers’ success in the marketplace, the Company’s ability to develop and deliver new technologies, the Company’s ability to diversify its customer base and markets, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2009. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended December 31,
	2009	2008
Net sales	$229,498	$216,630
Cost of sales	193,025	183,557

Gross profit	36,473	33,073
Operating expenses
Research and development	2,835	1,171
Sales and marketing	6,685	5,335
General and administrative	5,883	7,019
Impairment and restructuring costs	—	311

Total operating expenses	15,403	13,836

Operating income	21,070	19,237
Other income (expense), net
Interest expense	(277)	(18)
Interest income	86	386
Other income (expense), net	190	(1,482)

Income before income taxes	21,069	18,123
Provision for income taxes	(4,756)	(4,032)

Net income	$16,313	$14,091

Net income per share:
Basic	$0.65	$0.56
Diluted	$0.63	$0.56
Shares used in computing net income per share:
Basic	25,269,783	25,066,968
Diluted	25,755,033	25,290,875

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2009	September 30, 2009
Cash and cash equivalents	$140,975	$139,721
Short-term investments	11,689	11,812
Accounts receivable, net	132,413	129,270
Inventories	36,070	50,285
Other current assets	18,780	17,475

Total current assets	339,927	348,563
Property, plant and equipment	161,359	150,099
Other assets	26,611	27,268

Total assets	$527,897	$525,930

Accounts payable	$105,485	$122,524
Other current liabilities	34,960	24,003

Total current liabilities	140,445	146,527
Notes payable	—	10,852
Other long-term liabilities	10,711	9,563
Stockholders’ equity	376,741	358,988

Total liabilities and stockholders’ equity	$527,897	$525,930

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended December 31,
	2009	2008
Cash flows from operating activities
Net Income	$16,313	$14,091

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	12,043	9,732
Provision for doubtful accounts	2,079	(233)
Deferred taxes	(88)	(124)
Stock-based compensation expense	1,376	710
Impairment and restructuring costs	—	1,365
(Gain) loss on disposal of equipment	(145)	72
Changes in operating assets and liabilities	(19,122)	(5,383)

Net cash provided by operating activities	12,456	20,230
Cash flows from investing activities
Sale of short-term investments	150	—
Purchases of property and equipment (1)	(11,709)	(10,041)
Proceeds from sale of equipment	234	15
Change in restricted cash, net	—	(59)
Acquisition of business, net of cash acquired	—	(872)

Net cash used in investing activities	(11,325)	(10,957)
Cash flows from financing activities
Proceeds from exercise of stock options	945	164
Tax withholdings for net share settlements of equity awards	(905)	—

Net cash provided by financing activities	40	164
Effect of exchange rate changes on cash	83	(29)

Net increase in cash	1,254	9,408
Cash and cash equivalents at beginning of period	139,721	62,090

Cash and cash equivalents at end of period	$140,975	$71,498

(1)	Excludes $11,015 of capital expenditures accrued but not paid as of December 31, 2009.

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